EXHIBIT 10.1

BGLC / RYET | CogniAI Healthcare

CogniAI Healthcare Licence and

Strategic Collaboration Agreement

BioNexus Gene Lab Corp. and Ruanyun Edai Technology Inc.

This Agreement is made between BioNexus Gene Lab Corp., a Wyoming corporation (BGLC), and Ruanyun Edai Technology Inc., a Cayman Islands exempted company (RYET). It is binding from the date of the last signature below (Effective Date). Under it, RYET licenses CogniAI to BGLC for Malaysia, BGLC pays for the licence in shares, and the parties make a reciprocal share investment to support their collaboration in Malaysia and Southeast Asia.

1 Definitions

1.1 Definitions. In this Agreement:

Additional Field means an industry added to the Field under Clause 3.3.

Affiliate means an entity that BGLC controls through a majority of voting rights or other lawful control.

Business Day means a day on which banks are open in Kuala Lumpur.

Change of Control means any person or group acting together acquiring more than 50% of the voting rights in RYET, or the right to appoint a majority of its board, or control of the business or IP comprising the Licensed Technology, excluding the share issuances under this Agreement.

Closing means completion of the share issuances and licence activation under Clause 6.4.

Competing Product means any successor, derivative, rebranded or substantially similar document-intelligence, record-extraction or retrieval product developed, owned or distributed by the RYET Group.

Field means healthcare and related medical services, including clinics, hospitals, laboratories, patient records, healthcare administration, EHR connectivity, health research and BGLC-controlled healthcare AI initiatives, together with any Additional Field.

Healthcare Provider means a clinic, hospital, laboratory or other healthcare provider whose data is processed under this Agreement.

Licensed Technology means RYET's CogniAI document-intelligence system, including its image preprocessing, document-integrity checks, OCR and layout recognition, classification and segmentation, field extraction, confidence review and export functions, its models, interfaces, configuration tools and documentation, and any third-party components RYET supplies with it, and all updates, patches, new versions and successor releases made available during the Term.

Personal Data means any personal data, including sensitive personal data, processed in connection with this Agreement.

Project Agreement means a written agreement for a specific project signed by both parties.

Royalty Receipts has the meaning in Clause 5.3.

RYET Group means RYET and each entity it controls, including Formind Global Holdings Sdn. Bhd. (Formind Global).

RYET Supplier means any supplier, subcontractor or subprocessor used by the RYET Group for the Licensed Technology or its support.

Standard Royalty means the royalty in Clause 5.1.

Term means the licence term under Clause 3.2, including any renewal, ending early if this Agreement terminates.

Territory means Malaysia.

1.2 Precedence. If a Project Agreement conflicts with this Agreement, this Agreement prevails, except where it allows a Project Agreement to vary it.

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BGLC / RYET | CogniAI Healthcare

2 Shares

2.1 Licence consideration. At Closing, BGLC shall issue 410,000 common shares to RYET in full payment of the agreed licence consideration of US$3,500,000. No cash or other consideration is payable for the licence, apart from the royalty under Clause 5.

2.2 Reciprocal investment. At Closing, BGLC shall also issue 150,000 common shares to RYET, and RYET shall issue to BGLC 500,000 ordinary shares of its class listed on Nasdaq. This investment is separate from, and does not reduce, the licence consideration.

2.3 Fixed numbers. Subject only to Clause 2.4, BGLC shall issue exactly 560,000 common shares in total under Clauses 2.1 and 2.2. Neither party owes the other any additional shares, warrants, price resets, market-value guarantees or cash top-ups.

2.4 Adjustments. If either party splits, consolidates or reclassifies the relevant class of shares, or pays a share dividend on it, after the Effective Date and before Closing, the number of its shares to be issued adjusts proportionately without any amendment. Any other capital reorganization before Closing needs a signed amendment before the reorganization completes.

2.5 Accounting. Each party determines its own accounting. The stated licence consideration is not a statement of fair value.

3 Licence

3.1 Grant. At Closing, RYET grants BGLC and its Affiliates a licence, exclusive as set out in Clause 4, to install, host, operate, configure, adapt and integrate the Licensed Technology in the Territory and Field, to build and brand applications using it, and to sublicense it to customers and implementation partners. The licence may be transferred only under Clause 14.5 and ended only under Clauses 10.3 and 13. Core source code may be modified only for modules RYET approves in writing or delivered under Clause 7.4.

3.2 Term and renewal. The Term is ten years from Closing. BGLC may renew it for up to two further five-year periods by notice to RYET at least six months before the Term would otherwise end, if BGLC is not then in uncured material breach. No renewal fee, new shares or minimum commitment applies on renewal.

3.3 Additional industries. BGLC may add any other industry in the Territory to the Field by written notice to RYET. The royalty under Clause 5 and RYET's obligations under Clause 7 apply to it, and any further RYET work needs a Project Agreement. Exclusivity in an Additional Field starts on the date of BGLC's notice and continues only if BGLC or an Affiliate signs a customer contract in that Additional Field within 12 months after BGLC's notice.

3.4 Sublicensing. BGLC may grant sublicences and deploy the Licensed Technology without RYET's approval, and shall bind its sublicensees to suitable IP, confidentiality, data and use restrictions.

3.5 Reserved rights. RYET keeps all rights outside the Territory, and all rights in the Territory outside the Field.

4 Exclusivity

4.1 Before Closing. From the Effective Date until Closing or termination of this Agreement, the RYET Group shall not solicit, negotiate or grant any licence, distribution or other right to the Licensed Technology or a Competing Product in the Territory and Field.

4.2 After Closing. Subject to Clauses 3.3 and 4.3, the licence is exclusive in the Territory and Field for the whole Term. While it is exclusive, the RYET Group shall not use, sell or grant rights to the Licensed Technology or a Competing Product in the Territory and Field, except RYET-led projects approved under Clause 5.9, and RYET shall ensure RYET Suppliers do the same. RYET confirms that no existing licence or right conflicts with this exclusivity.

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4.3 Milestones. There are no rollout milestones unless both parties sign them. If BGLC fails a signed milestone and does not cure it within the cure period stated in it (or 60 days after notice if none is stated), RYET may by notice make the licence non-exclusive, for the rest of the Term, in the part of the Field (healthcare or the relevant Additional Field) to which that milestone relates. Missing a milestone creates no fee, minimum royalty or right to terminate.

4.4 Remedies. If the RYET Group breaches Clause 4.1, 4.2 or 4.5, RYET shall pay BGLC the amounts that the RYET Group or any RYET Supplier receives from the breaching activity, which the parties agree is a proportionate measure of BGLC's legitimate interest in the exclusivity it has paid for. BGLC may also claim damages for any further loss, may set off any amount RYET owes it against royalties, and may seek urgent relief under Clause 14.4.

4.5 Non-solicitation. During the Term and for 12 months after it ends, the RYET Group shall not solicit any customer or sublicensee of BGLC or an Affiliate in the Territory and Field for the Licensed Technology or a Competing Product.

5 Royalty and Payments

5.1 Royalty. For each customer project that BGLC or an Affiliate carries out using the Licensed Technology, BGLC shall pay RYET a royalty of 10% of Royalty Receipts. All customer revenue belongs to BGLC, subject to the royalty. Apart from the Standard Royalty, the shares under Clause 2 and fees for additional services under Clause 5.8, nothing else is payable to RYET for BGLC's use of the Licensed Technology. There is no annual fee, minimum royalty, guaranteed volume or mandatory support retainer.

5.2 No approval needed. From Closing, BGLC may price, sign and deliver customer projects without any RYET approval, proposal, signature or waiting period. A royalty different from the Standard Royalty applies to a project only if both parties sign a Project Agreement for that project, and then only to that project, within the terms of that Project Agreement and from the date it is signed; until then the Standard Royalty applies.

5.3 Royalty Receipts. Royalty Receipts are amounts actually collected from customers by BGLC or an Affiliate for technology access, sublicensing and automated document processing using the Licensed Technology, including as part of a BGLC-branded service, net of attributable indirect taxes (such as sales and service tax charged to the customer), refunds, credits, payment fees and documented third-party pass-through costs.

5.4 Exclusions. No royalty is payable on the following amounts received by BGLC or an Affiliate:

(a) BGS, VitaGuard and other testing, clinical and consultation fees;

(b) separately identifiable human review, scanning, implementation, integration, hosting, hardware and customer support;

(c) BGLC software unrelated to the Licensed Technology; and

(d) internal use, development, testing and demonstrations by BGLC or its Affiliates.

5.5 Bundles. Where a customer contract includes royalty-bearing and excluded items, BGLC shall allocate the price reasonably and consistently using standalone selling prices or documented estimates. The allocation is subject to audit, not RYET's prior approval. Each receipt counts once, and general overhead is not deductible.

5.6 Notices and statements. Within ten Business Days after signing a customer contract, BGLC shall notify RYET, for information only, of the customer, scope, contract reference and price allocation. Within 45 days after each quarter-end, BGLC shall send a statement of collections, allocations, deductions and calculations and pay the royalty due in US dollars, converting other currencies at a consistently used published spot rate on the collection date.

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BGLC / RYET | CogniAI Healthcare

5.7 Disputes, audit and tax. A party may dispute a statement with supporting details but shall pay the undisputed amount. If BGLC refunds a customer amount on which royalty has already been paid, that royalty is deducted from BGLC's next royalty payments. Each party shall keep records for six years. Once a calendar year, either party may have an independent accountant audit the relevant records on 15 Business Days' notice, at its own cost unless the audit finds an underpayment of more than 5% of the royalty due for the audited period. Withholding tax on royalty payments to RYET may be deducted where the law requires, with evidence of payment, and there is no gross-up.

5.8 Additional RYET services. RYET work beyond Clause 7, such as development, integration, extra support hours or service levels, needs a signed Project Agreement. BGLC may use its own or other resources instead. BGLC is not liable to pay for any RYET work unless it has approved the price, or a maximum price, in writing in advance, and BGLC may not commit RYET to extra work without RYET's written agreement.

5.9 RYET-led projects. RYET may contract directly with a customer in the Territory and Field only with BGLC's prior written consent in a Project Agreement that sets out BGLC's share or fee.

6 Delivery, Acceptance and Closing

6.1 Delivery. RYET shall deliver the Licensed Technology, with its software, models, licence keys, installation and administrator documentation and training, by the date the parties agree in writing or, failing agreement, within 60 days after the Effective Date, and obtain any third-party consents needed. Before Closing, BGLC may test the Licensed Technology with lawful data but may not deploy it commercially.

6.2 Acceptance. Before testing starts, the parties shall agree in writing the acceptance tests and pass criteria; if they have not, the test is whether the Licensed Technology performs materially as described in Clause 1.1 and its documentation. BGLC has 30 Business Days after complete delivery to accept in writing or identify material failures. RYET then has 20 Business Days to fix and resubmit, and BGLC has 15 Business Days to retest. Only written acceptance by BGLC's representative, Chong Set Fui (or a replacement BGLC notifies), is effective, and silence or pilot use is not acceptance. If the Licensed Technology fails a second time, BGLC may terminate this Agreement.

6.3 Conditions. Closing requires:

(a) BGLC's written acceptance under Clause 6.2;

(b) each party being reasonably satisfied with its legal, financial, IP and security due diligence on the other;

(c) all required corporate approvals, including any independent committee or shareholder approval, if any, required by law or exchange rules;

(d) compliance with applicable securities and exchange requirements;

(e) any approval, registration or licence that RYET needs under its applicable law to license and deliver the Licensed Technology, obtained by RYET at its cost; and

(f) each party's board resolution approving its share issuance, the purchaser certifications under Clause 11.2, and the issuance instructions to BGLC's transfer agent and RYET's registrar.

A party may waive a condition that benefits it only in writing. Legal requirements cannot be waived.

6.4 Closing. Within five Business Days after the conditions are met or waived, the parties shall fix a Closing time and exchange conditional issuance instructions. BGLC's transfer agent shall record the 410,000 licence shares and 150,000 investment shares separately in RYET's name, and RYET shall register 500,000 ordinary shares in BGLC's name. Closing occurs when BGLC's transfer agent and RYET's registrar have recorded all the issuances and RYET has delivered the items in Clause 7.2. If any step fails, there is no partial Closing and the parties shall restore the prior position where lawful.

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6.5 Long-stop date. Either party that is not in default may terminate this Agreement if Closing has not occurred by 31 March 2027 (Long-Stop Date), unless the parties extend it in writing. A party that caused the delay may not rely on it.

7 Support and Updates

7.1 Included support. Without extra charge, and whether or not BGLC buys additional services under Clause 5.8, RYET shall provide:

(a) initial deployment assistance, administrator training, technical documentation and correction of acceptance defects;

(b) a 12-month warranty after Closing that the accepted release materially conforms to its description in Clause 1.1 and its documentation, with correction of any reproducible material defect; and

(c) throughout the Term, security patches, critical bug fixes, fixes for software faults reported by BGLC or its customers, dependency updates and any general updates it releases for the Licensed Technology. RYET shall fix a reported software fault within 30 calendar days after BGLC's written notice, or within 5 calendar days if the fault stops the system working or puts Personal Data at risk.

7.2 Activation. At Closing, RYET shall provide the credentials, licence keys and administration tools BGLC needs to activate projects without case-by-case approval. RYET shall not suspend the licence or withhold activation, support or access because of a royalty dispute or a negotiation of project terms.

7.3 Changes and suppliers. RYET shall notify BGLC of material security issues and of changes affecting deployment, interfaces, dependencies or data handling, which need testing and BGLC's approval before production. RYET supplies and is solely responsible for the whole Licensed Technology, including all third-party components and RYET Suppliers, as if they were its own, and shall replace any critical RYET Supplier that withdraws, at no extra fee. Unless agreed otherwise, BGLC leads local implementation and customer communications.

7.4 Continuity. If RYET stops supporting the Licensed Technology for more than 60 days, for any reason including insolvency, RYET shall within ten Business Days deliver to BGLC the source code, build materials, models, configuration and documentation needed to maintain and support BGLC's deployments. BGLC and its contractors under confidentiality may use them only for that purpose, for the rest of the Term.

8 Intellectual Property

8.1 Existing IP. Each party keeps its existing IP. RYET shall hold rights sufficient for the whole licence and shall give BGLC before Closing a detailed written list of all third-party and open-source components of the Licensed Technology, with their licence terms and any model restrictions. No component may impose undisclosed restrictions on BGLC's applications or on Personal Data.

8.2 BGLC work. BGLC owns the applications, workflows, interfaces and connectors it develops, subject to the underlying Licensed Technology.

8.3 Custom work. A Project Agreement for custom work should allocate its IP before work begins. If it does not, custom deliverables paid for by BGLC, an Affiliate or their customers belong to BGLC, and RYET owns general platform improvements that are not specific to BGLC, its customers or Personal Data. BGLC receives a perpetual, irrevocable, royalty-free, sublicensable licence to those improvements in the Territory and Field.

8.4 Shared contributions. Subject to Clause 8.3, each party owns the IP its own personnel create, and no joint ownership is presumed. Where both parties contribute to a deliverable, each grants the other a perpetual, irrevocable, royalty-free licence to use its contribution as part of that deliverable, subject to Clauses 4 and 9.

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9 Personal Data

9.1 Data records and processing. Before processing Personal Data for a project, BGLC shall record the controller and processor roles, instructions, locations and Healthcare Provider authorization in a written data record, which needs no RYET signature if RYET has no data access. The RYET Group and RYET Suppliers may process Personal Data only under written processing terms and documented instructions, and never for advertising, cross-customer reuse, model training or product improvement without separate lawful written authorization. Subprocessors need BGLC's prior written approval and equivalent written duties.

9.2 Malaysia only. BGLC shall host Personal Data on infrastructure in Malaysia. The RYET Group and RYET Suppliers shall not access, download, transfer or remotely administer, from outside Malaysia, any system or copy containing Personal Data. RYET's support from outside Malaysia may use only environments, logs and diagnostics that contain no Personal Data, and RYET shall enforce this with technical controls, including geographic access restrictions, access logging and encryption keys held in Malaysia. This Clause can be changed only by amending this Agreement. RYET's breach of this Clause is a material breach.

9.3 Foreign requests. If a foreign authority requests or compels access to Personal Data, RYET shall, where lawful, notify BGLC promptly, challenge the request by available legal means and disclose only the minimum legally required.

9.4 Security controls. Required controls include encryption in transit and at rest, multifactor privileged access, least privilege, clinic segregation, audit logs, secure backups, vulnerability management and documented deletion. Production data stays out of development environments unless approved.

9.5 Incidents. RYET shall notify BGLC within 24 hours after becoming aware of an actual or suspected breach affecting Personal Data, provide details and updates, preserve evidence and help contain it. RYET shall help with rights requests, impact assessments and reasonable compliance audits.

9.6 Return and clinical control. When a project ends, data shall be returned in a usable format and deleted under the retention instructions. The Healthcare Provider remains responsible for the patient record and clinical decisions, and export to a clinical record requires source traceability, exception review and authorized approval.

10 Warranties, Indemnities and Liability

10.1 Both parties. Each party warrants that it has authority to enter this Agreement, and that no conflicting commitment prevents its performance. Neither warrants customer revenue, valuation, clinical outcomes or share performance.

10.2 RYET. RYET represents and warrants to BGLC that:

(a) it owns the CogniAI software, models and related IP free of any encumbrance, subject only to the third-party components disclosed under Clause 8.1, and has all rights needed to grant this licence;

(b) it enters this Agreement on its own behalf with authority to procure the RYET Group's performance, and any arrangements, payments and approvals within the RYET Group are its sole responsibility and cost;

(c) the Licensed Technology materially conforms to its description in Clause 1.1 and its documentation, and all third-party restrictions have been disclosed;

(d) its services will be performed with reasonable skill and care; and

(e) it will not knowingly introduce malicious code or unauthorized data access.

10.3 IP indemnity. RYET shall defend and indemnify BGLC against third-party claims that authorized use of the Licensed Technology infringes IP, except to the extent a claim would not have arisen but for a BGLC modification, or a combination with other technology, that is not contemplated by this Agreement or the documentation. RYET shall obtain continued rights or provide a functionally equivalent non-infringing replacement. If neither is reasonably available, BGLC may terminate the affected part of the licence and pursue its remedies.

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BGLC / RYET | CogniAI Healthcare

10.4 Other indemnity. Each party shall indemnify the other against third-party losses caused by its fraud, wilful misconduct, breach of Clause 9, material breach of confidentiality, or any other material breach of this Agreement not cured within 30 days after written notice, including lawfully indemnifiable regulatory fines and reasonable breach notification and remediation costs. The indemnified party shall give prompt notice, allow reasonable control of the defence and cooperate, and no settlement may admit its fault or impose duties on it without its consent.

10.5 Cap. Each party's total liability under this Agreement and all Project Agreements, including under Clauses 10.3 and 10.4, is capped at US$1,000,000. The cap does not apply to fraud, wilful misconduct, obligations to pay money (including under Clause 4.4, but not any obligation to issue shares) or liability that cannot lawfully be limited.

10.6 Excluded loss. Neither party is liable for indirect or consequential loss or loss of anticipated profits, except for RYET's breach of Clause 4, 7.2 or 9.2. Amounts paid to third parties under an indemnity and direct data-restoration costs remain recoverable.

11 Securities

11.1 Issuers. Each issuer represents at signing and at Closing that it has authority to issue its shares; that they will be duly authorized, validly issued, fully paid and non-assessable; that all necessary consents have been obtained; and that no undisclosed right prevents the issuance. The shares carry only the ordinary rights of their class.

11.2 Recipients. Each recipient acquires shares for its own account and not with a view to distribution, can bear the investment risk and has had access to the information it requested. RYET is not a U.S. person and acquires BGLC shares outside the United States. Each recipient will resell shares only under registration or an available exemption, and accepts that they will bear a restrictive legend and be subject to stop-transfer instructions. No offshore exemption is assumed for BGLC's acquisition of RYET shares, and no resale or registration rights are promised.

11.3 Independent parties. Each party represents that, to its knowledge, none of its directors, officers or 5% shareholders is a director, officer or 5% shareholder of the other party, or an immediate family member of one, and that this Agreement was negotiated at arm's length.

12 Regional Collaboration

12.1 Purpose. The reciprocal investment supports cooperation on technology commercialization, healthcare AI and related opportunities in Malaysia and Southeast Asia, including through Formind Global, RYET's wholly owned Malaysian subsidiary and Malaysia-based headquarters platform.

12.2 Coordination. After Closing, each party shall appoint a liaison, and the liaisons shall meet at least quarterly to review opportunities, localization, partners and implementation priorities. RYET shall ensure that Formind Global takes part and is responsible for its performance. Each party bears its own coordination costs.

12.3 Limits. Specific projects, services, budgets and investments need separate written agreement. Neither party guarantees business volume or funds the other's headquarters. This Clause does not extend the Territory, give Southeast Asian exclusivity, give any ownership of Formind Global or limit BGLC's rights under Clauses 3 to 5.

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13 Termination

13.1 Grounds. Without prejudice to its other rights, either party may terminate this Agreement by notice if the other party commits a material breach not cured within 30 days after detailed written notice (with a reasonable extension if the breach is being diligently remedied), becomes insolvent (where termination is lawful), or is permanently prevented by law from performing. BGLC may also terminate by notice within 90 days after learning of a Change of Control. RYET shall notify BGLC of a Change of Control in advance where it lawfully can, and in any case within five Business Days after it becomes aware of it. Neither party may suspend performance, except that RYET may suspend affected access to the extent necessary and proportionate to address an immediate material security threat, notifying BGLC promptly.

13.2 BGLC's option to continue. Notwithstanding Clause 13.1, where BGLC may terminate for RYET's material breach or insolvency or for a Change of Control, BGLC may instead keep the licence in force for the rest of the Term, including new deployments and exclusivity, and claim damages for any breach. RYET's obligations under Clauses 7 and 9 continue for that period.

13.3 Existing deployments. After expiry, or after termination other than for BGLC's uncured material breach, BGLC and its compliant sublicensees may keep using accepted versions already deployed, subject to the applicable royalty, IP and data obligations; new deployments need written agreement unless Clause 13.2 applies. After termination for BGLC's uncured material breach, the parties shall arrange lawful data return and an orderly customer transition over up to six months, and no patient record may be withheld over a fee dispute.

13.4 Shares. Termination before Closing ends the obligation to issue shares, without affecting accrued liability. Termination after Closing does not unwind or cancel any share issuance or create any cash top-up.

13.5 Survival. Clauses 4.5, 5 (for amounts accrued and for continuing use under Clause 13.3), 7.4, 8, 9, 10, 11, 13 and 14, and any other provision intended to survive, continue after expiry or termination.

14 General

14.1 Confidentiality. Each party shall protect the other's non-public technical, commercial and customer information with reasonable care, use it only for this Agreement, and disclose it only to personnel and advisers who need to know it and are bound by confidentiality, or as legally required. Information that is independently developed, already lawfully known, public without breach or lawfully received without restriction is excluded. These duties last for three years after termination, and longer for trade secrets and Personal Data where required.

14.2 Announcements. Public announcements, customer references and use of the other party's marks need its prior written consent, except for mandatory disclosures, which shall be discussed in advance where lawful.

14.3 Notices and escalation. Formal notices shall be sent by courier and email to the addresses below or any replacement notified in writing. A notice is received when the courier's record shows delivery or, for email, when receipt is confirmed or, if no delivery-failure message is received, at 9 am Kuala Lumpur time on the next Business Day after sending, whichever is earliest. Operational disputes shall first be escalated to designated executives for ten Business Days, without delaying urgent relief.

14.4 Governing law and arbitration. This Agreement is governed by the laws of Malaysia. Any dispute arising out of or in connection with this Agreement, including its existence, validity or termination, shall be finally resolved by arbitration administered by the Asian International Arbitration Centre (AIAC) under the AIAC Arbitration Rules in force when the arbitration starts. The seat is Kuala Lumpur, the tribunal has three arbitrators and the language is English. Either party may seek emergency arbitrator relief under those Rules or urgent interim relief from any competent court, and any award may be enforced in any court with jurisdiction.

14.5 Assignment. Neither party may assign this Agreement without the other's written consent, which shall not be unreasonably withheld. BGLC may, however, assign it on notice to an Affiliate or to a successor to all or substantially all of its Malaysian healthcare business that assumes BGLC's obligations. Affiliate use and sublicensing do not require assignment.

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14.6 Amendments. Amendments and waivers must be in writing and signed by authorized representatives. A Project Agreement cannot change the shares, the Territory, the Field or the no-minimums rule, and can change the royalty only for its own project.

14.7 Relationship, costs and stamp duty. This Agreement creates no partnership, agency or fiduciary relationship and no authority to bind the other party. Each party bears its own negotiation and approval costs. BGLC shall pay any Malaysian stamp duty on this Agreement.

14.8 Entire agreement. This Agreement is the entire agreement on its subject and replaces all earlier discussions and drafts, including the draft term sheet. Counterparts and electronic signatures are effective, and an unenforceable provision is severed only as far as necessary.

14.9 Affiliates. BGLC enters this Agreement for itself and for the benefit of its Affiliates. BGLC may enforce it on their behalf and recover their losses as if they were its own, and is responsible for their compliance with it.

Addresses for notices (Clause 14.3):

BGLC: Unit A-28-7, Tower A, Menara UOA Bangsar, No. 5 Jalan Bangsar Utama 1, 59000 Kuala Lumpur, Malaysia; email: sam@bionexusgenelab.com

RYET: No. 698 Jing Dong Avenue, Zhejiang University High-Tech Campus, Nanchang, Jiangxi 330096, China; email: m.fu@formind.group

Executed by the duly authorized representatives of the parties.

For and on behalf of	For and on behalf of

BioNexus Gene Lab Corp.	Ruanyun Edai Technology Inc.

Signature: /s/ Su-Leng Tan Lee	Signature: /s/ Maggie Fu

Name: Su-Leng Tan Lee	Name: Maggie Fu

Title: Chief Executive Officer	Title: Chief Executive Officer

Date: October 5, 2026	Date: October 5, 2026

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